Exhibit 10.3

June 20, 2016

Mr. Louis Conforti

Re:	Offer of Employment with WP Glimcher Inc. (the “Company”)

Dear Lou,

The Company and its Board of Directors (“Board”) is excited to offer you the position of Interim Chief Executive Officer pursuant to this binding letter agreement. The Company intends to negotiate and enter into an employment agreement (“Employment Agreement”) between you and the Company during the Initial Term (as defined below).

1. Compensation. Your compensation package will consist of a base salary of $1,825,000 (“Initial Term Base Salary”) which shall commence on the date hereof (the “Effective Date”) and shall be paid through the six month anniversary of the Effective Date (the “Initial Term”). You Base Salary shall be paid in accordance with the Company’s normal payroll practices, less applicable income tax and other legally required withholding and any deductions that you voluntarily authorize in writing. In addition, you will be paid a one-time non-accountable relocation amount of $500,000 cash, payable within five days of the Effective Date. If, following the expiration of the Initial Term, you and the Company have not entered into an employment agreement, the Initial Term shall be automatically extended for an additional six month term (the “Extension Term”). Your Base Salary during the Extension Term shall be increased to $2,325,000 (the “Extension Term Base Salary”) and shall be paid through the twelve month anniversary of the Effective Date.

You will be eligible to enroll on the Effective Date in our welfare benefits plans that we provide to executives based on plans, practices and policies in effect from time to time.

2. Title; Reporting; Board Membership. You shall serve the Company as its Interim Chief Executive Officer and shall perform customary and appropriate duties consistent with your title as may be reasonably assigned by the Board, reporting directly to the Board. In addition, you shall continue to serve on the Board during the Initial Term and the Extension Term, as applicable.

3. Confidentiality. The terms and provisions contained herein are and shall remain confidential and shall not be disclosed by you or your representatives except as mutually agreed or required by law or court order. This provision shall survive the terms of this letter agreement.

4. Acceleration of Payments. If you are terminated without Cause (as defined in the Company’s 2014 Stock Incentive Plan) during the Initial Term or the Extension Term, you shall be entitled to the Initial Term Base Salary and the Extension Term Base Salary, to the extent not paid prior to date of termination, payable in accordance with the Company’s normal payroll practices. For avoidance of doubt, if you are terminated without Cause during the Initial Term, you will be entitled to receive your Initial Term Base Salary not yet paid, together with the Extension Term Base Salary, in each case payable in accordance with Company’s normal payroll practices.

This letter agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without reference to principles of conflicts of law.

Please confirm your acceptance of our conditional offer by countersigning this letter agreement where indicated below.

Sincerely,

WP Glimcher Inc.

By:	/s/ Robert P. Demchak
Name:	Robert P. Demchak
Title:	EVP, General Counsel and Secretary

Read, acknowledged, agreed and accepted
as of the Effective Date:

By:	/s/ Louis G. Conforti
Name:	Louis G. Conforti

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